Exhibit 99.1
P.F. Chang’s China Bistro, Inc.
P.F. CHANG’S THIRD QUARTER REVENUES GROW 17%;
THIRD QUARTER EARNINGS EXPECTATIONS LOWERED
SCOTTSDALE, ARIZONA (October 3, 2007) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today reported consolidated revenues of $270.8 million for the third quarter ended September 30, 2007 compared to $231.0 million for the third quarter of 2006. Sales at company owned P.F. Chang’s China Bistro restaurants accounted for $208.5 million of consolidated revenues, sales at the company’s Pei Wei Asian Diner restaurants accounted for $61.7 million of consolidated revenues and sales at the company’s Taneko Japanese Tavern restaurant accounted for $0.6 million of consolidated revenues.
For the 13 weeks ended September 30, 2007 comparable store sales decreased 1.6% at the Bistro (including a 2% to 3% effective price increase) and decreased 1.0% at Pei Wei compared to the 13 weeks ended October 1, 2006. Comparable store sales at the Bistro decreased 1.9%, 1.0% and 1.9% for July, August and September, respectively, and decreased 0.8%, 0.7% and 1.4% for July, August and September, respectively, at Pei Wei.
During the third quarter of 2007, the company opened 5 new Bistro restaurants and 11 new Pei Wei restaurants.
Updated Third Quarter Expectations
Due primarily to the $2.2 million revenue shortfall compared to expectations of approximately $273.0 million, the company will report third quarter earnings below forecast. In addition to the impact on earnings of the revenue underperformance, the company has experienced unanticipated costs related to:
•	Continued labor pressure

•	Higher repairs and maintenance and restaurant supplies

•	The acceleration of the Bistro grill rollout

•	A fire in the Nashville Bistro
The company anticipates reporting third quarter diluted earnings per share between $0.05 and $0.07 below its previously released forecast of $0.25.
The company intends to release its third quarter earnings results on October 24, 2007 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfcb.com.

P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. Taneko Japanese Tavern features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.
The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; customer acceptance of new concepts; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.
Contact: P.F. Chang’s China Bistro, Inc.                    (480) 888-3000

Media:	Laura Cherry	laura.cherry@pfcb.com
Investor:	Mark Mumford	mark.mumford@pfcb.com

P.F. Chang’s China Bistro
Supplemental Sales Information (Company Owned)
Year of Unit Opening (1)

	Pre-2000	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	35	16	13	14	18	18	18	20	10	162

Sales (000)

1Q07	54,138	23,539	18,803	18,201	24,965	20,158	21,081	25,819	283	206,987
2Q07	53,462	23,073	18,150	17,366	24,516	20,482	20,777	24,273	6,002	208,101
3Q07	52,397	22,804	17,605	16,646	24,173	20,438	20,522	23,248	10,643	208,475

2007	159,997	69,416	54,558	52,213	73,654	61,078	62,380	73,340	16,928	623,564

Average Weekly Sales (AWS)

1Q07	118,984	113,168	111,264	100,004	106,687	86,144	90,092	99,305	94,358	104,592
2Q07	117,500	110,928	107,398	95,418	104,771	87,530	88,792	93,357	115,426	102,615
3Q07	115,158	109,637	104,171	91,461	103,302	87,340	87,700	89,414	104,344	100,325

2007	117,214	111,244	107,611	95,627	104,920	87,002	88,861	94,025	107,824	102,475

Year-Over-Year Change in AWS (2)

1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-7.9%	-37.5%	—	-3.3%
2Q07	-1.1%	-2.7%	-2.2%	-1.8%	-0.3%	0.7%	-2.9%	-13.8%	—	-1.6%
3Q07	-1.3%	-2.2%	-2.4%	-2.8%	-1.0%	0.0%	-1.9%	-7.6%	—	-1.8%

2007	-1.6%	-2.7%	-2.7%	-2.3%	-0.9%	-0.5%	-4.3%	-11.6%	—	-2.2%

Year-Over-Year Change Comp Store Sales (3)

Units	35	16	13	14	18	18	18	1	—	133

1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-3.4%	—	—	-2.5%
2Q07	-1.1%	-2.7%	-2.2%	-1.8%	-0.3%	0.7%	-1.8%	-24.5%	—	-1.3%
3Q07	-1.3%	-2.2%	-2.4%	-2.8%	-1.0%	0.0%	-1.9%	-15.4%	—	-1.6%

2007	-1.6%	-2.7%	-2.7%	-2.3%	-0.9%	-0.5%	-2.3%	-17.6%	—	-1.8%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit is included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	1	4	11	17	20	24	30	30	137

Sales (000)

1Q07	782	2,278	6,196	9,378	10,689	11,502	13,784	2,040	56,649
2Q07	737	2,095	5,869	9,212	10,474	11,150	13,337	5,769	58,643
3Q07	685	1,944	5,544	8,731	10,385	11,113	13,121	10,214	61,738

2007	2,205	6,317	17,609	27,321	31,548	33,765	40,242	18,023	177,030

Average Weekly Sales (AWS)

1Q07	60,181	43,804	43,330	42,436	41,111	36,866	35,343	37,086	39,177
2Q07	56,700	40,283	41,043	41,683	40,286	35,736	34,198	34,137	37,592
3Q07	52,718	37,391	38,766	39,507	39,941	35,620	33,643	33,272	36,359

2007	56,533	40,493	41,047	41,209	40,446	36,074	34,395	33,942	37,634

Year-Over-Year Change in AWS (2)

1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	3.8%	-10.9%	—	0.6%
2Q07	-3.5%	-2.6%	-1.6%	2.5%	1.0%	3.2%	-4.7%	—	0.8%
3Q07	-7.9%	-7.3%	-5.8%	-2.4%	1.2%	2.8%	-8.0%	—	-2.0%

2007	-4.9%	-4.0%	-3.1%	0.5%	0.8%	3.3%	-7.4%	—	-0.3%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	20	24	5	—	82

1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	2.9%	—	—	0.5%
2Q07	-3.5%	-2.6%	-1.6%	2.5%	1.0%	2.7%	-6.8%	—	1.0%
3Q07	-7.9%	-7.3%	-5.8%	-2.4%	1.2%	2.8%	-2.2%	—	-1.0%

2007	-4.9%	-4.0%	-3.1%	0.5%	0.8%	2.8%	-2.8%	—	0.1%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit is included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.